Exhibit 49


                                  Rahmenvertrag
       fuer die Vergabe von Darlehen und die Einraeumung von Kreditlinien
                           innerhalb des VEBA-Konzerns


zwischen der

                  VEBA  Aktiengesellschaft
                  Bennigsenplatz 1
                  40474 Duesseldorf


                  -Darlehensgeberin-


und der

                  VEBA Zweite Verwaltungsgesellschaft mbH
                  Bennigsenplatz  1
                  40474 Duesseldorf

                  - Darlehensnehmerin -





Praeambel

Die Parteien beabsichtigen, die Vergabe von Darlehen und die Einraeumung von Kreditlinien innerhalb des VEBA-Konzerns zu vereinheitlichen. Zu diesem Zweck gelten fortan fur alle Absprachen uber Einzeldarlehen und die Einraeumung von Kreditlinien (einschliesslich der Ziehungen aus solchen Kreditlinien) zwischen der Darlehensgeberin und der Darlehensnehmerin (hiernach
"Einzelabschluesse") die nachfolgenden Bedingungen.


ss. 1 Einzelabschluesse

(1) Haben sich die Parteien ueber einen Einzelabschluss fernmuendlich oder sonstwie geeinigt, wird die Darlehensgeberin der Darlehensnehmerin nach Wahl der Darlehensgeberin diese Abrede brieflich, per Telefax oder per Datenfernuebertragung bestaetigen. Der Einzelabschluss gilt als genehmigt, wenn die Darlehensnehmerin gegen die Bestaetigung nicht innerhalb einer Frist von 7 Bankarbeitstagen - gerechnet ab deren Zugang
       - gegenueber der Darlehensgeberin brieflich, per Telefax oder per Datenfernuebertragung widerspricht.

(2) Die Bestimmungen eines gem. Abs. 1 bestaetigten Einzelabschlusses gehen diesem Rahmenvertrag vor, soweit sie Regelungen enthalten, die im Widerspruch zum Rahmenvertrag stehen.

(3)    Die Bestimmungen dieses Rahmenvertrages gelten fuer alle
       Einzelabschluesse, die nach dem Inkrafttreten dieses Rahmenvertrages genehmigt werden bzw. als genehmigt gelten. Dies gilt auch dann, wenn in solchen Einzelabschluessen nicht auf diesen Rahmenvertrag Bezug genommen wird.


ss. 2 Zahlungen

(1) Die Darlehensgeberin ueberweist den im Einzelabschluss vereinbarten Darlehensbetrag auf das Konto der Darlehensnehmerin. Handelt es sich nicht um ein Verrechnungskonto, sind die standardmaessig vereinbarten Konten zu benutzen und die vereinbarten Ablaeufe fuer telefonische Auftraege einzuhalten. Jede Partei traegt ihre mit einer Zahlung verbundenen Kosten selbst.

(2) Falls die Darlehensnehmerin und die Darlehensgeberin ihren Sitz in demselben Staat haben, ist die Darlehensnehmerin verpflichtet, die von ihr an die Darlehensgeberin zu entrichtenden Zahlungen an den im Einzelabschluss genannten Terminen in der vereinbarten Hoehe kostenfrei und ohne Abzuege, ohne Einbehalt oder Belastungen fuer Steuern, Gebuehren oder sonstige Abgaben, gleich welcher Art, nach den Weisungen der Darlehensgeberin zu leisten. Dies gilt nicht fuer solche Abgaben, die als Steuern von den Zahlungen nach Massgabe gesetzlicher Vorschriften erhoben werden.

(3) Falls die Darlehensnehmerin und die Darlehensgeberin ihren Sitz nicht in demselben Staat haben, ist die Darlehensnehmerin verpflichtet, die von ihr an die Darlehensgeberin zu entrichtenden Zahlungen an den im Einzelabschluss genannten Terminen in der vereinbarten Hoehe kostenfrei und ohne Abzuege, Einbehalt oder Belastungen fuer Steuern, Gebuehren oder sonstige Abgaben, gleich welcher Art, nach den Weisungen der Darlehensgeberin zu leisten. Falls die Darlehensnehmerin zum Abzug oder zum Einbehalt derartiger Abgaben verpflichtet ist, wird die Darlehensnehmerin die Darlehensgeberin durch zusaetzliche Zahlungen genau so stellen, als ob derartige Abgaben nicht erhoben wuerden.

(4) Eine Leistung durch teilweise oder vollstaendige Aufrechnung durch eine der Vertragsparteien gegenueber der anderen Vertragspartei ist nur zulaessig, wenn die gegenseitigen Forderungen zwischen den Parteien unstrittig sind.

(5) Ist der Faelligkeitstag fuer Zahlungen gemaess den Bestimmungen dieses Rahmenvertrages am Zahlungsort kein Bankarbeitstag, so ist die Leistung am unmittelbar folgenden Bankarbeitstag zu erbringen. Faellt dieser Tag jedoch in den naechsten Kalendermonat, so ist die Zahlung an dem Bankarbeitstag zu leisten, der dem Faelligkeitstag unmittelbar vorausgeht.


ss. 3 Zinssatz

(1) Die Parteien vereinbaren pro Einzelabschluss eine Verzinsung des Darlehens auf variabler Basis oder auf Festzinsbasis. Die fuer die jeweilige Waehrung anzuwendende Usance wird im Einzelabschluss vereinbart. Die vorgenannten Regelungen gelten auch fuer Ziehungen aus Kreditlinien.

(2) Im Falle der Vereinbarung eines Zinses auf variabler Basis einigen sich die Parteien auf einen Basis-Satz - gegebenenfalls zuzueglich eines Aufschlages. Der Basis-Satz wird an dem Tag, an dem dieser Satz zu bestimmen ist, von der Darlehensgeberin festgestellt und der Darlehensnehmerin mitgeteilt. Die Zinsen sind am Ende des
       Berechnungszeitraumes faellig und zahlbar. Der aufgrund dieses Rahmenvertrages und des Einzelabschlusses zu zahlende variable Zinsbetrag ist das Produkt aus

       a) dem vereinbarten Darlehensbetrag bzw. dem Ziehungsbetrag aus einer Kreditlinie,
       b)     dem vereinbarten variablen Zinssatz sowie
       c)     der Anzahl der tatsaechlich abgelaufenen Tage des
              Berechnungszeitraums, fuer den der Zins zu berechnen ist, dividiert durch die Zahl 360 ("365/360"). Hiervon abweichende Usancen werden im Einzelabschluss vereinbart und in der Bestaetigung fixiert.

(3) Im Falle der Vereinbarung der Verzinsung auf Festzinsbasis wird der Zinssatz im Einzelabschluss festgelegt. Wird nichts anderes vereinbart, werden die Zinsen auf jaehrlicher Basis berechnet. Die Zinsen sind nachtraeglich jaehrlich faellig und zahlbar. Der jeweils zu zahlende Zinsbetrag ist das Produkt aus

       a) dem vereinbarten Darlehensbetrag bzw. dem Ziehungsbetrag aus einer Kreditlinie,
       b)     dem vereinbarten Festzinssatz sowie
       c) dem Quotienten berechnet aus der Anzahl der abgelaufenen Tage des Berechnungszeitraums - berechnet auf der Basis eines 360-Tage-Jahres mit 12 Monaten zu je 30 Tagen - dividiert durch die Zahl 360 ("360/360"). Absatz 2 Satz 5 gilt entsprechend.

(4) "Berechnungszeitraum" gem. Abs. 2 und 3 ist der Zeitraum, der mit der Valutierung des Darlehens bzw. mit der Ziehung aus einer Kreditlinie gem. ss. 2 Abs. 1 dieses Rahmenvertrages oder - bei entsprechender Vereinbarung im Einzelabschluss - mit einem Zahlungstermin
       (einschliesslich) beginnt und mit dem darauffolgenden Zahlungstermin (ausschliesslich) endet.

(5) Bereitstellungsprovisionen sind im Einzelabschluss bei der Einraeumung einer Kreditlinie zu vereinbaren.


ss. 4 Verzug

(1) Erfolgt die Zahlung gem. ss. 2 Abs. 2 bzw. Abs. 3 dieses Rahmenvertrages aus von der Darlehensnehmerin zu vertretenden Gruenden nicht rechtzeitig, so werden bis zum Zeitpunkt des Eingangs der Zahlung des faelligen Betrages Zinsen zu folgendem Satz berechnet: vereinbarter Satz plus 1 %.

(2)    Die Geltendmachung eines hoeheren Schadens ist nicht ausgeschlossen.


ss. 5 Besicherung

       Grundsaetzlich werden die Darlehen und Kreditlinien nicht besichert. Wird einer nicht hundertprozentigen Teilkonzern-Tochtergesellschaft ein Darlehen gewaehrt oder eine Kreditlinie eingeraeumt, erfolgt eine Besicherung durch Kreditauftrag der jeweiligen
       Teilkonzern-Fuehrungsgesellschaft.


ss. 6 Betriebsstoerung

       Keine Vertragspartei haftet der anderen Vertragspartei fuer Schaeden, die durch hoehere Gewalt oder sonstige von der zuerst genannten Vertragspartei nicht zu vertretende Umstaende (Netzunterbrechung, Streik, Aussperrungen, Verfuegungen von hoher Hand im In- und Ausland und aehnliche Faelle) bei der anderen Vertragspartei eintreten.


ss. 7 Uebertragung

(1) Die Darlehensgeberin ist zur teilweisen oder vollstaendigen Abtretung ihrer Rechte aus diesem Rahmenvertrag und/oder aus Einzelabschluessen befugt. In diesem Fall wird die Darlehensgeberin darauf hinwirken, dass die Bestimmungen des Rahmenvertrages und der von der Uebertragung erfassten Einzelabschluesse auch fuer den Erwerber dieser Rechte gelten. Die Abtretung bedarf zu ihrer Wirksamkeit der schriftlichen Anzeige an die Darlehensnehmerin.

(2) Eine Uebertragung der Verpflichtungen der Darlehensnehmerin aus diesem Rahmenvertrag und/oder aus Einzelabschluessen auf Dritte
       (einschliesslich anderer im VEBA-Konzern verbundener Unternehmen) bedarf der Zustimmung der Darlehensgeberin. Eine Verpflichtung zur Erteilung dieser Zustimmung besteht nicht.


ss. 8 Kuendigung eines Einzelabschlusses

(1) Die ordentliche Kuendigung eines Einzelabschlusses einschliesslich einer Kreditlinie ist ausgeschlossen. Die Moeglichkeit der Kuendigung aus wichtigem Grund bleibt hiervon unberuehrt. Ein wichtiger Grund liegt insbesondere dann vor,

       (a) wenn eine Aenderung in der steuerlichen Behandlung der Zahlung eintritt oder mit erheblicher Wahrscheinlichkeit eintreten wird;

       (b) eine wesentliche Verschlechterung der Vermoegensverhaeltnisse der Darlehensnehmerin festgestellt wird;

       (c) die Darlehensnehmerin aus dem VEBA-Konzern (Konsolidierungskreis) ausscheidet;

       (d) bei Eroeffnung des Konkurs- oder Vergleichsverfahrens gegen die Darlehensnehmerin.

       Im Falle der Kuendigung aus wichtigem Grund findet zwischen den Parteien ein Vorteilsausgleich statt. Falls im Falle des ss. 8 Abs. 1c dieses Vertrages die Darlehensnehmerin einen Vorteilsausgleich geltend macht, wird dieser Vorteilsausgleich nur nach ausdruecklicher Zustimmung der Darlehensgeberin an die Darlehensnehmerin ausgezahlt. Darueber hinausgehende Schadensersatzansprueche bedurfen im Falle der Kuendigung gem. (a) des Nachweises durch die gekuendigte Partei, in allen uebrigen Faellen des Nachweises durch die kuendigende Partei.

(2) Der Einzelabschluss kann ueberdies von den Parteien jederzeit einvernehmlich ganz oder teilweise mit einer Frist von 7 Bankarbeitstagen aufgehoben werden. Im Falle der Einigung auf eine vorzeitige Vertragsaufhebung erfolgt zwischen den Parteien ein Vorteilsausgleich auf Basis der Marktkonditionen fuer die entsprechende Restlaufzeit.

(3) Verlangt die Darlehensnehmerin eine vorzeitige Aufhebung eines Einzelabschlusses und kann hierueber eine Einigung nicht erzielt werden, und liegen die Voraussetzungen des Abs. 1 nicht vor, hat die Darlehensnehmerin Anspruch auf Abschluss eines marktgerechten Gegengeschaeftes fuer die Restlaufzeit in Hoehe des Betrages, fuer den die Aufhebung verlangt wird. Diese Regelung gilt auch bei der vorzeitigen Aufhebung einer Ziehung aus einer Kreditlinie, nicht jedoch bei der vorzeitigen Aufhebung einer Kreditlinie als Ganzes.


ss. 9 Beendigung des Rahmenvertrages

(1) Dieser Rahmenvertrag wird auf unbestimmte Frist geschlossen. Jede Vertragspartei hat das Recht, den Rahmenvertrag mit einer Frist von 3 Monaten zum Jahresende schriftlich zu kuendigen. In diesem Fall sind noch nicht abgewickelte Einzelabschluesse auch nach Vertragsbeendigung nach diesem Rahmenvertrag abzuwickeln.

(2) Unabhaengig von Abs. 1 endet dieser Rahmenvertrag ohne Kuendigung, wenn die Darlehensnehmerin aus dem VEBA-Konzern ausscheidet
       (Konsolidierungs-kreis) oder ueber ihr Vermoegen ein Konkurs- oder Vergleichsverfahren eroeffnet wird.

(3) Fuer eine Kuendigung des Rahmenvertrages aus wichtigem Grund gilt im uebrigen ss.8 Abs. 1 dieses Rahmenvertrages entsprechend.


ss. 10 Verschiedenes

(1) Jedwede Aenderung dieses Rahmenvertrages bedarf der Schriftform. Dies gilt auch fur eine Aenderung dieser Schriftformklausel.

(2) Der Rahmenvertrag und die Einzelabschluesse unterliegen ausschliesslich dem deutschen Recht.

(3) Sollte dieser Rahmenvertrag oder ein Einzelabschluss unwirksam sein oder sich als unwirksam erweisen oder sollten die Parteien einen regelungsbeduerftigen Punkt versehentlich nicht geregelt haben, wird hierdurch die Wirksamkeit der uebrigen Bestimmungen nicht beruehrt. In einem derartigen Fall gilt eine solche Bestimmung als vereinbart, die die Vertragsparteien in Kenntnis der unwirksamen Bestimmung bzw. zur Ausfuellung der Luecke im Sinne und im Geiste dieses Vertrages vereinbart haetten.



Duesseldorf, den 10. Februar 1999

VEBA  Aktiengesellschaft                            VEBA Zweite Verwaltungs-
                                                    gesellschaft mbH

/s/ Michael C. Wilhelm                              /s/ Rolf Pohlig
--------------------------                          ---------------------
(ppa. Michael C. Wilhelm)                           (Dr. Rolf Pohlig)


/s/ i.V. Thomas Fehl
--------------------------
(i.V. Thomas Fehl)

   Non-binding English translation of the VEBA Master Agreement dated 10.02.1999



                                Master Agreement
                       for Awarding Loans and Credit Lines
                              within the VEBA Group

between


         VEBA AG
         Bennigsenplatz 1
         40474 Duesseldorf

         - Lender -

and


         VEBA Zweite Verwaltungsgesellschaft mbH
         Bennigsenplatz  1
         40474 Duesseldorf

         - Borrower -

(Lender and Borrower shall be referred to as "Parties" hereinafter)

Introduction

The Parties intend to create a uniform guideline for awarding loans (hereinafter: "Loans") and credit lines (hereinafter: "Credit Lines") within the VEBA Group. For this purpose the following conditions shall govern all agreements (hereinafter: "Single Transactions") regarding individual Loans as well as any award of Credit Lines (including any drawing rights arising from such Credit Lines) between the Parties.


Section 1  Single Transactions

(1) If the Parties have come to an agreement per telephone or by some other means, the Lender shall confirm the agreement via mail, facsimile or remote data transmission to the Borrower. The Single Transaction is considered approved if the Borrower does not make objections to the conditions of the agreement within 7 bank business days including the date on which the agreement was received. Objections, if any exist, shall be sent to the Lender via mail, facsimile or remote data transmission.

(2) Provisions of Single Transactions that have been approved according to paragraph 1 and include terms inconsistent with the Master Agreement have priority over this Master Agreement.

(3) All Single Transactions that are approved or considered approved after this Master Agreement enters into force, are subject to the Master Agreement's provisions. This rule shall also apply when Single Transactions do not specifically make reference to this Master Agreement.


Section 2  Payments

(1) The Lender shall transfer the sum stipulated in the Single Transaction to the Borrower's bank account. If this account is not a clearing account, the stipulated standard accounts shall be used and procedures for orders per telephone are to be complied with. Each Party is responsible for any costs arising from the transfer of said payments.

(2) If the Parties' corporate offices are located in the same country, the Borrower is obliged to make all payments to the Lender in the amount and on the due date set forth in the Single Transaction. These payments shall be made in compliance with instructions set forth by the Lender without any deduction, withholding or charge for taxes, fees or any other kind of levies. However, this rule shall not apply to taxes imposed on payments in accordance with legal provisions.

(3) If the Parties' corporate offices are not located in the same country, the Borrower is obliged to make payments to the Lender in the amount and on the due date set forth in the Single Transaction. These payments shall be made in compliance with instructions set forth by the Lender without any deduction, withholding or charge for taxes, fees or any other kind of levies. If the Borrower is obliged to deduct or withhold such levies, the Borrower shall make additional payments to the Lender to fully offset them.

(4) Any partial or complete offset declared by one Party to the other Party is permitted only when the reciprocal claims are not disputed between the Parties.

(5) If the due date for a payment to be made in accordance with the provisions of this Master Agreement does not fall on a bank business day at the place of payment, payment shall be made on the next bank business day. If the next bank business day carries over to the next month, payment shall be made on the bank business day prior to the due date.


Section 3  Interest Rate

(1) The Parties agree upon a variable or fixed interest rate for each Single Transaction. The currency's usage shall be stipulated in the Single Transaction. The aforementioned provisions also apply to all withdrawals from Credit Lines.

(2) If a variable interest rate is agreed upon, the Parties shall stipulate a base interest rate to which a surcharge may be added. The Lender shall determine the base interest rate on the day the interest rate is stipulated and inform the Borrower thereof. Any interest is due and payable at the end of each calculation period. The variable interest rate payable on the basis of this Master Agreement and the Single Transaction is computed by multiplying

      a) the stipulated Loan or Credit Line withdrawal amount,
      b) the stipulated variable interest rate and
      c) the actual number of days that transpire within the calculation period on which interest accrues, divided by 360 ("365/360"). Usages that deviate from this shall be stipulated in the Single Transaction and fixed in the confirmation (e.g. "365/ 365").

(3) If a fixed interest rate is agreed upon, the interest rate shall be set forth in the Single Transaction. Interest is calculated on a per-annum basis unless specified otherwise. Interest due is payable annually at the end of the interest-rate periods. The payable interest rate is computed by multiplying

      a) the stipulated Loan or sum withdrawn from the Credit Line,
      b) the stipulated fixed interest rate and
      c) the quotient derived from the number of days that transpire within a calculation period calculated on a 360-day-per-year basis with 12 months (each having 30 days) divided by 360 ("360/360"). Paragraph 2, sentence 5 applies mutatis mutandis.

(4) The term "calculation period" according to paragraphs 2 and 3 refers to the period beginning with and including the Loan's or Credit Line withdrawal's value date according to paragraph 2, section 1 of this Master Agreement and ending with and excluding the subsequent payment due date. A Single Transaction may also stipulate this period as beginning with and including a payment due date and ending with and excluding the next payment due date.

(5) Provisions for the availability of funds shall be agreed upon in Single Transactions when a Credit Line is granted.

Section 4  Default

(1) If payment is not made in due course, according to paragraph 2 sections 2 or 3 of this Master Agreement due to reasons for which the Borrower is responsible, the stipulated interest rate plus 1% shall be applied until the amount due is received.

(2) The aforementioned clause does not rule out the enforcement of any higher compensation.


Section 5  Collateral

      As a rule, Loans and Credit Lines are not collateralized. If a Loan or Credit Line is awarded to a subsidiary in which VEBA does not hold a 100 percent stake ("Teilkonzern-Tochtergesellschaft"), a collateral may be stipulated through a credit order by the holding company of such subsidiary ("Teilkonzern-Fuhrungsgesellschaft").


Section 6  Operational Breakdown

      Neither Party is liable for any damages incurred by the other Party caused by Acts of God or other circumstances incurred by one Party for which the other Party cannot be held responsible (i.e. power outages, strikes, lock-outs, domestic and foreign acts of government and the like).


Section 7  Assignment

(1) The Lender has the right to partially or wholly assign the rights it is granted through this Master Agreement and/or Single Transactions. In such a case, the Lender shall exercise its influence so that the provisions of the Master Agreement and the Single Transactions covered by the assignment will also apply to the assignee. In order to become effective, this assignment requires that the Borrower will be given written notice thereof.

 (2) The Lender must approve any assignment of obligations referenced in this Master Agreement and/or Single Transactions by the Borrower to third parties (including other companies affiliated with the VEBA Group). This approval is not obligatory.


Section 8  Termination of a Single Transaction

(1) Termination of a Single Transaction or Credit Line subject to a period of notice ("ordentliche Kuendigung") is not permitted. This rule does not apply to termination without notice for a special reason ("Kuendigung aus wichtigem Grund"). Such special reason is given, but is not limited to the following circumstances:

      (a)  the payment's fiscal treatment changes or is very likely to change;

      (b) a substantial deterioration of the Borrower's financial conditions is ascertained;

      (c) the Borrower leaves the VEBA Group (i.e. the companies consolidated in VEBA's balance sheet);

      (d) bankruptcy or composition proceedings are initiated against the Borrower.

      Mutual compensation of benefits shall occur between the Parties in the event of termination without notice for a special reason. If the Borrower claims mutual compensation of benefits according to paragraph 8 section 1c of this Master Agreement, such compensation shall be paid to the Borrower only with the Lender's express consent. In the event of termination according to item (a), the Party which has received notice of termination must produce sufficient evidence of further damage claims. In all other cases, it is upon the terminating Party to produce sufficient evidence.

(2) Furthermore, the Parties may entirely or partially annul Single Transactions by mutual consent at any time with a 7-bank-business-day prior notice. If the Parties agree on terminating the contract prematurely, the Parties are compensated for damages for the contract's remaining duration on the basis of market conditions.

(3) If the Borrower demands the premature annulment of a Single Transaction and a mutual agreement cannot be reached, then, provided the conditions under paragraph 1 are not fulfilled, the Borrower has the right to a counter-transaction in line with market conditions for the remaining duration of the contract in the amount for which a premature annulment has been demanded. This provision also applies to any premature annulment of a Credit Line withdrawal. It does not, however, apply to a premature annulment of an entire Credit Line.


Section 9  Termination of the Master Agreement

(1) This Master Agreement is concluded for an indefinite time period. Each Party has the right to terminate the Master Agreement with a 3-month prior notice to the end of the calendar year. In this instance, Single Transactions that have not yet been settled shall be settled according to this Master Agreement even after termination of the Master Agreement.

(2) Notwithstanding paragraph 1, this Master Agreement shall expire without termination if the Borrower leaves the VEBA Group (i.e. the companies consolidated in VEBA's balance sheet), or if bankruptcy or conciliation proceedings are initiated regarding the Borrower's assets.

(3) Paragraph 8, section 1 of this Master Agreement applies mutatis mutandis to the termination of the Master Agreement without notice for a special reason ("Kuendigung aus wichtigem Grund").


Section 10  Miscellaneous

(1) All changes to this Master Agreement must be made in writing. This rule also applies to changes made to this requirement of writing.

(2) The Master Agreement and the Single Transactions are exclusively governed by and shall be construed in accordance with German law.

(3) The validity of the Master Agreement's remaining provisions shall remain unaffected in case this Master Agreement or any Single Transaction should be proven null and void, or if the parties have not settled an item by mistake. In such a case, such (a) void provision(s) shall be automatically replaced and deemed to be agreed upon by such (a) provision(s) that the Parties would have agreed upon, and which is (are) covered by the meaning and intentions of this Master Agreement, would they have known the validity of the provision(s) or the loophole in the Master Agreement.